     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

                                OLIN CORPORATION
               (Exact name of issuer as specified in its charter)

                   VIRGINIA                                     13-1872319
       (State or other jurisdiction of             (I.R.S. Employer Identification No.)
        incorporation or organization)

                              120 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06904
                                 (203) 356-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       JOHNNIE M. JACKSON, JR., SECRETARY
                                OLIN CORPORATION
                              120 LONG RIDGE ROAD
                          STAMFORD, CONNECTICUT 06904
                                 (203) 356-3126
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

                                WITH A COPY TO:
                                DAVID G. ORMSBY
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                      ------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
    TITLE OF EACH CLASS          AMOUNT TO     PROPOSED MAXIMUM  PROPOSED MAXIMUM
    OF SECURITIES TO BE              BE         OFFERING PRICE  AGGREGATE OFFERING    AMOUNT OF
        REGISTERED(1)         REGISTERED(2)(3)   PER UNIT(3)(4)    PRICE(4)(5)    REGISTRATION FEE
- --------------------------------------------------------------------------------------------------
  Debt Securities, Debt War-
  rants, Preferred Stock,
  Preferred Stock Warrants,
  Common Stock and Common
  Stock Warrants............         --               --           $325,000,000       $112,069

- --------------------------------------------------------------------------------
(1) This Registration Statement also covers (i) contracts which may be issued by the Registrant under which the counterparty may be required to purchase
     Debt Securities, Preferred Stock or Common Stock, (ii) Debt Securities, Preferred Stock and Common Stock which may be issued upon exercise of Securities Warrants and (iii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder. Such contracts set forth in clause (i) of the preceding sentence would be issued with the Debt Securities, Preferred Stock, Common Stock and/or Securities Warrants. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) If any Debt Securities are issued at an original issue discount, then such greater principal amount as shall result in an aggregate initial offering price of $325,000,000. In no event will the aggregate initial offering price of Debt Securities, Debt Warrants, Preferred Stock, Preferred Stock Warrants, Common Stock and Common Stock Warrants issued under this Registration Statement and not previously registered under the Securities
     Act of 1933, as amended (the "Securities Act"), exceed $325,000,000, or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.
(3) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(4) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance by the Registrant of the securities registered hereunder.
(5) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(o) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                      ------------------------------------
                          STATEMENT PURSUANT TO 429(B)

     The Prospectus relating to this Registration Statement is a combined Prospectus which also covers Debt Securities of Olin Corporation heretofore registered under Registration Statement No. 33-4479. This Registration Statement also constitutes Post-Effective Amendment No. 3 with respect to such Registration Statement No. 33-4479, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement and the prospectus to which it relates shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, dated             , 1994

PROSPECTUS SUPPLEMENT
(To Prospectus Dated               , 1994)
OLIN CORPORATION

$300,000,000
Medium-Term Notes, Series A
Due From Nine Months to 40 Years From Date of Issue

Olin Corporation (the "Company") may offer from time to time its Medium-Term Notes, Series A (the "Notes", which term shall include Notes which are Senior Securities ("Senior Notes") and Notes which are Subordinated Securities ("Subordinated Notes")), with an aggregate principal amount of up to U.S. $300,000,000, or the equivalent thereof in other currencies, including composite currencies (the "Specified Currency") such as the European Currency Unit (ECU). Such aggregate offering price is subject to reduction as a result of the sale by the Company of certain other Securities. See "Plan of Distribution." Each Note will mature from nine months to forty years from its date of issue, as agreed upon by the Company and the purchaser, and may be subject to redemption prior to maturity at the option of the Company or repayment at the option of the registered holder if set forth in the applicable Pricing Supplement. Each Note will bear interest either at a fixed rate (a "Fixed Rate Note") established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes, or at a floating rate (a "Floating Rate Note"), as set forth therein and specified in the applicable Pricing Supplement. A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). The Notes may be issued as Senior Notes or Subordinated Notes, as set forth in the applicable Pricing Supplement. Subordinated Notes will be subordinated to all Superior Indebtedness. See "Description of Debt Securities -- Subordination of Subordinated Securities" in the accompanying Prospectus.

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable each June 15 and December 15 and at maturity. Interest on each Floating Rate Note will be payable on the dates set forth herein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Amortizing Notes will pay principal and interest semiannually each June 15 and December 15, or quarterly each March 15, June 15, September 15 and December 15, and at maturity. Each Fixed Rate Note will mature on a day from nine months to forty years from the date of issue, as set forth in the applicable Pricing Supplement. Each Floating Rate Note will mature on an Interest Payment Date from nine months to forty years from the date of issue, as set forth in the applicable Pricing Supplement. See "Description of Notes." Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or the holder prior to maturity. Notes denominated in U.S. dollars will be issued in denominations of $100,000 or any amount in excess thereof which is an integral multiple of $1,000. The authorized denominations of Notes not denominated in U.S. dollars will be set forth in the applicable Pricing Supplement. Any terms relating to Notes being denominated in foreign currencies or composite currencies will be set forth in the applicable Pricing Supplement.

Each Note will be issued only in fully registered form and will be represented either by a Global Security registered in the name of a nominee of The Depository Trust Company, as Depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in Global Securities representing Book-Entry Notes will be shown on, and transfer thereof will be effected through, the records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except as described under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------------------
                                      PRICE               AGENTS' DISCOUNTS AND              PROCEEDS TO
                                  TO PUBLIC (1)              COMMISSIONS (2)                COMPANY (2)(3)
- -----------------------------------------------------------------------------------------------------------------
Per Note                     100%                     .125% to .750%                 99.875% to 99.250%
- -----------------------------------------------------------------------------------------------------------------
Total (4)                    $300,000,000             $375,000 to $2,250,000         $299,625,000 to $297,750,000
- -----------------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be sold at 100% of their principal amount. If the Company issues any Note at a discount from or at a premium over its principal amount, the Price to Public of such Note will be set forth in the applicable Pricing Supplement.

(2) The commission payable to an Agent for each Note sold through such Agent shall initially range from .125% to .750% of the principal amount of such Note depending on its stated maturity. The Company may also sell Notes to an Agent, as principal, at negotiated discounts, for resale to investors and other purchasers. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses payable by the Company estimated to be
    $          .

(4) Or the equivalent thereof in other currencies including composite currencies.

The Notes are being offered on a continuous basis by J.P Morgan Securities Inc.,
                                                                  (individually,
an "Agent" and collectively, the "Agents"), on behalf of the Company. The Agents have agreed to use their best efforts to solicit purchases of such Notes. The Company may also sell Notes to an Agent acting as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent. No termination date for the offering of the Notes has been established. The Company or an Agent may reject any order in whole or in part. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered hereby will be sold or that there will be a secondary market for the Notes. See "Plan of Distribution."
J.P. MORGAN SECURITIES INC.
            , 1994

     IN CONNECTION WITH THIS OFFERING, THE AGENTS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE AGENTS. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUPPLEMENT
Description of Notes..............................................................     S-3
Foreign Currency Risks............................................................     S-16
Certain United States Federal Income Tax Consequences.............................     S-17
Plan of Distribution..............................................................     S-24
Validity of the Notes.............................................................     S-25
PROSPECTUS
Available Information.............................................................     2
Incorporation of Certain Documents by Reference...................................     2
The Company.......................................................................     3
Use of Proceeds...................................................................     5
Consolidated Ratios...............................................................     5
Description of Debt Securities....................................................     6
Description of Capital Stock......................................................     13
Description of Securities Warrants................................................     18
Plan of Distribution..............................................................     19
Legal Matters.....................................................................     20
Experts...........................................................................     20

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading "Description of Debt Securities" in the accompanying Prospectus, to which reference is hereby made. The particular terms of the Notes sold pursuant to any pricing supplement (a "Pricing Supplement") will be described therein. The terms and conditions set forth in "Description of Notes" will apply to each Note unless otherwise specified in the applicable Pricing Supplement and in such Note. Capitalized terms not defined herein shall have the same meanings assigned to such terms in the Prospectus or the applicable Indenture. References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

GENERAL

     The Notes offered hereby, if Senior Securities, will be issued under the Senior Indenture, as amended or supplemented. Notes issued under the Senior Indenture will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. Notes issued under the Subordinated Indenture will be subordinated in right of payment to the prior payment in full of the Superior Indebtedness of the Company. See "Description of Debt Securities Subordination of Subordinated Securities" in the accompanying Prospectus. As of December 31, 1993, the Company had approximately $465 million of Superior Indebtedness outstanding. The following description of the Notes will apply unless otherwise specified in an applicable Pricing Supplement.

     The Notes will be offered on a continuous basis. The Notes issued under the Senior Indenture and Subordinated Indenture will constitute all or part of a single series for purposes of such Indentures. The Notes of such series offered hereby are limited to an aggregate initial offering price of U.S. $300,000,000 (or the equivalent thereof in one or more Specified Currencies), subject to reduction as a result of the sale by the Company of certain other Securities referred to in the accompanying Prospectus. See "Plan of Distribution" herein and in the accompanying Prospectus. For purposes of this Prospectus Supplement,
(i) the principal amount of any Original Issue Discount Note (as defined below) means the Issue Price (as defined below) of such Note and (ii) the principal amount of any Note issued in the Specified Currency means the U.S. dollar equivalent on the date of issue of the Issue Price of such Note.

     Each Note will mature from nine months to forty years from its date of issue, as selected by the initial purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder prior to its Stated Maturity (as defined herein) if set forth in the applicable Pricing Supplement. See "Optional Redemption" and "Repayment at the Noteholders' Option" below. Fixed Rate Notes, Amortizing Notes and Original Issue Discount Notes will mature on any day from nine months to forty years from the date of issue, as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will mature on an Interest Payment Date (as defined below) from nine months to forty years from the date of issue, as set forth in the applicable Pricing Supplement.

     Each Note will be issued initially as either a Book-Entry Note or a Certificated Note. The Company currently contemplates that only Notes denominated and payable solely in U.S. dollars will be issued as Book-Entry Notes. Except as set forth under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus, Book-Entry Notes will not be issuable as Certificated Notes. See "Book-Entry System" below.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in U.S. dollars and payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars. Except for Notes not denominated in U.S. dollars or as otherwise provided in the applicable Pricing Supplement, the Notes will be issued only in fully registered form in denominations of U.S. $100,000 or any amount in excess thereof which is an integral multiple of U.S. $1,000. If any of the Notes are to be denominated in a Specified Currency other than U.S. dollars, additional information pertaining to the terms of such Notes and other matters relevant to the holders thereof will be described in the applicable Pricing Supplement.

     The Notes may be issued as Original Issue Discount Notes (including Zero Coupon Notes), as indicated in the applicable Pricing Supplement. An "Original Issue Discount Note" means any Note that provides for an amount more than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the applicable Indenture. See "Certain United States Federal Income Tax Consequences -- United States Holders -- Original Issue Discount" below.

     The Notes may be issued as Indexed Notes, as indicated in the applicable Pricing Supplement. See "Indexed Notes" below.

     The Pricing Supplement relating to each Note will specify the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued if other than 100% (the "Issue Price"), the principal amount, the interest rate or interest rate formula, ranking, maturity, currency or composite currency, any redemption or repayment provisions and any other terms on which each such Note will be issued that are not inconsistent with the provisions of the applicable Indenture.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund.

     Book-Entry Notes may be transferred or exchanged only through the Depositary, see "Book-Entry System" below. The Certificated Notes may be presented for registration of transfer or exchange at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, in the case of Senior Securities, and at the corporate trust office maintained for such purpose by the Trustee under the Subordinated Indenture, in the case of Subordinated Securities.

     As used herein, "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in The City of New York and (i) in respect of LIBOR Notes (as defined below), in the City of London and which is a London Banking Day, (ii) with respect to Notes denominated or payable in a Specified Currency other than ECUs, in the financial center of the country issuing the Specified Currency and (iii) with respect to Notes denominated or payable in ECUs, in the financial center of each country that issues a component currency of the ECU, and that is not a non-ECU settlement day. "London Banking Day" shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     As used herein, an "Interest Payment Date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable. Unless otherwise specified in the applicable Pricing Supplement, "Record Date" with respect to any Interest Payment Date shall be the date fifteen calendar days (whether or not such date is a Business Day) prior to such Interest Payment Date.

PAYMENT CURRENCY AND CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for Notes denominated in a Specified Currency in such Specified Currency, and payments of principal of, premium, if any, and interest on such Notes will be made in such Specified Currency, unless otherwise provided in the applicable Pricing Supplement. Currently, there are limited facilities in the United States for the conversion of U.S. dollars and foreign currencies. In addition, most banks do not currently offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, unless otherwise specified in the applicable Pricing Supplement, or unless alternative arrangements are made, payment of principal of, premium, if any, and interest on Notes in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States.

     If the applicable Pricing Supplement provides for payments of principal of, premium, if any, and interest on a non-U.S. dollar denominated Note to be made in U.S. dollars or for payments of principal of, premium, if any, and interest on a U.S. dollar denominated Note to be made in a Specified Currency other than U.S. dollars, the conversion of the Specified Currency into U.S. dollars or U.S. dollars into the Specified Currency, as the case may be, will be made by the Exchange Rate Agent identified in the applicable Pricing

Supplement. The costs of such conversion will be borne by the holder of such Note through deductions from such payments.

     If the applicable Pricing Supplement provides for payments of principal of, premium, if any, and interest on a non-U.S. dollar denominated Note to be made, at the option of the holder of such Note, in U.S. dollars, conversion of the Specified Currency into U.S. dollars will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent unless the Exchange Rate Agent is the applicable Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments will be made in the Specified Currency. All currency exchange costs will be borne by the holders of Notes by deductions from such payments.

     Except as set forth below, if the principal of, premium, if any, or interest on a Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions within the international banking community, then the Company will be entitled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate as defined in the applicable Pricing Supplement on the date of such payment or, if the Market Exchange Rate is not available on such date, as of the most recent practicable date. Any payment made under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars will not constitute an Event of Default under the applicable Indenture.

     If payment in respect of a Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control or are no longer used in the European Monetary System, then all payments in respect of such Note shall be made in U.S. dollars until ECUs are again available or so used. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the ECU in U.S. dollars, determined as described below, as of the second Business Day prior to the date on which such payment is due.

     The equivalent of the ECU in U.S. dollars as of any date shall be determined by the Company or its agent on the following basis. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rates for such Components.

     If the official unit of any Component is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more Components are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the appropriate amounts of the consolidated component currencies expressed in such single currency. If any Component is divided into two or more currencies, the amount of the original component currency shall be replaced by the appropriate amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

     For a description of risks relating to foreign currencies, see "Foreign Currency Risks" below.

     All determinations referred to above made by the Company or its agent shall be at the Company's sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.

INTEREST AND PRINCIPAL PAYMENTS

     Payments of principal of, and premium and interest, if any, on Book-Entry Notes will be made by the Company through the Trustee to the Depositary. See "Book-Entry System" below. With respect to Certificated Notes, interest will be payable to the person in whose name the Certificated Note is registered at the close of business on the applicable Record Date; provided that the interest payable upon maturity, redemption or repayment (whether or not the date of maturity, redemption or repayment is an Interest Payment Date) will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable Pricing Supplement, the initial interest payment on a Note will be made on the first Interest Payment Date falling after the date the Note is issued; provided, however, that payments of interest (or, in the case of an Amortizing Note, principal and interest) on a Note issued less than 15 calendar days before an Interest Payment Date will be paid on the next succeeding Interest Payment Date to the holder of record on the Record Date with respect to such succeeding Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement. See "Certain United States Federal Income Tax Consequences -- United States Holders -- Payments of Interest" below.

     Payments of principal of, premium, if any, and interest payable at maturity, redemption or repayment on Certificated Notes, other than Certificated Notes payable in a Specified Currency, will be made in immediately available funds at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, in the case of Certificated Notes which are Senior Securities, and at the corporate trust office maintained for such purpose by the Trustee under the Subordinated Indenture in the case of Certificated Notes which are Subordinated Securities, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payment of interest (other than at maturity, redemption or repayment) may be made by check mailed to the person entitled thereto or, at the option of the Company, by wire transfer to an account maintained by such person with a bank located in the United States. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of Notes of like tenor and terms (or the holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive interest payments (other than at maturity, redemption or repayment) by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable Record Date for such payment of interest.

     Unless otherwise specified in the applicable Pricing Supplement or unless alternative arrangements are made, payments of principal of, premium, if any, and interest on a Note in a Specified Currency will be made by wire transfer of immediately available funds to an account maintained by the payee with a bank located outside the United States if the holder of such Notes provides the Paying Agent with the appropriate wire transfer instructions not later than 15 calendar days prior to the applicable payment date. If such wire transfer instructions are not so provided, payments of principal of, premium, if any, and interest on such Notes will be made by check payable in such Specified Currency mailed to the address of the person entitled thereto as such address shall appear in the Note register.

     Certain Notes, including Original Issue Discount Notes, may be considered to be issued with original issue discount, which must be included in income for United States Federal income tax purposes at a constant rate. Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately, the amount of principal due and payable with respect to such Note shall be limited to the aggregate principal amount of such Note multiplied by the sum of its Issue Price (expressed as a percentage of the aggregate principal amount) plus the original issue discount amortized from the date of issue to the date of declaration, which amortization shall be calculated using the "interest method" (computed in accordance with generally accepted accounting principles in effect on the date of declaration). Special considerations applicable to any such Notes will be set forth in the applicable Pricing Supplement. See "Certain United States Federal Income Tax Consequences -- United States Holders -- Original Issue Discount" below.

FIXED RATE NOTES

     Each Fixed Rate Note will bear interest from the date of issuance at the annual rate stated on the face thereof, except as described below under "Extension of Maturity," until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, such interest will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, payments of interest on Fixed Rate Notes other than Amortizing Notes will be made semiannually on each June 15 and December 15 and at maturity or upon any earlier redemption or repayment. Unless otherwise specified in the applicable Pricing Supplement, payments of principal of and interest on Amortizing Notes, which are securities on which payments of principal and interest are made in equal installments over the life of the security, will be made either quarterly on each March 15, June 15, September 15 and December 15 or semiannually on each June 15 and December 15, as set forth in the applicable Pricing Supplement, and at maturity or upon any earlier redemption or repayment. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided to the original purchaser and will be available, upon request, to subsequent holders.

     If any Interest Payment Date for any Fixed Rate Note would fall on a day that is not a Business Day, the interest payment shall be postponed to the next day that is a Business Day, and no interest on such payment shall accrue for the period from and after the Interest Payment Date. If the maturity date (or date of redemption or repayment) of any Fixed Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the maturity date (or date of redemption or repayment).

     Interest payments for Fixed Rate Notes will include accrued interest from the date of issue or from the last date in respect of which interest has been paid or duly provided for, as the case may be, to, but excluding, the Interest Payment Date or the date of maturity or earlier redemption or repayment, as the case may be.

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from the date of issuance until the principal thereof is paid or made available for payment at a rate determined by reference to an interest rate basis (the "Base Rate"), which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the CD Rate (a "CD Rate Note"), (b) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (c) the Federal Funds Rate (a "Federal Funds Rate Note"), (d) LIBOR (a "LIBOR Note"), (e) the Prime Rate (a "Prime Rate Note"), (f) the Treasury Rate (a "Treasury Rate Note") or (g) such other Base Rate as is set forth in such Pricing Supplement and in such Floating Rate Note. The "Index Maturity" for any Floating Rate Note is the designated maturity of the instrument or obligation from which the Base Rate is calculated as specified in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any. The "Spread" is the number of basis points (one basis point equals one-hundredth of a percentage point) specified in the applicable Pricing Supplement to be added to or subtracted from the Base Rate for such Floating Rate Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement by which the Base Rate will be multiplied to determine the applicable interest rate for such Floating Rate Note.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period ("Maximum Interest Rate"); and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period ("Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which an investor has invested $2,500,000 or more.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Date will be: (i) in the case of Floating Rate Notes which reset daily, each Business Day; (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; (iii) in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below under "Treasury Rate Notes"; (iv) in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; (v) in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; (vi) in the case of Floating Rate Notes which reset semiannually, the third Wednesday of two months of each year, as specified in the applicable Pricing Supplement; and (vii) in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the initial interest rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate") and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to maturity, redemption or repayment will be that in effect on the tenth day preceding such maturity, redemption or repayment date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day.

     Except as provided below, unless otherwise specified in the applicable Pricing Supplement, interest on Floating Rate Notes will be payable: (i) in the case of Floating Rate Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month; (ii) in the case of Floating Rate Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December; (iii) in the case of Floating Rate Notes with a semiannual Interest Reset Date, the third Wednesday of the two months specified in the applicable Pricing Supplement; and (iv) in the case of Floating Rate Notes with an annual Interest Reset Date, the third Wednesday of the month specified in the applicable Pricing Supplement and, in each case, at maturity, redemption or repayment. If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Floating Rate Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Floating Rate Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note would fall on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity, redemption or repayment date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, interest payments for Floating Rate Notes (except Floating Rate Notes on which interest is reset daily or weekly) shall be the amount of interest accrued from and including the date of issue, or from and including the last date to which interest has been paid to or duly provided for, to but excluding the Interest Payment Date. In the case of a Floating Rate Note on which interest is reset daily or weekly, interest payments shall be, unless otherwise specified in the applicable Pricing Supplement, the amount of interest accrued from the date of issue, or from and including the last date to which interest has been paid or duly provided for, as the case may be, to and including the Record Date immediately preceding such Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date, as the case may be.

     With respect to a Floating Rate Note, accrued interest shall be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes.

     The interest rate in effect on each day will be (a) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or
(b) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the immediately preceding Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread and/or a Spread Multiplier referred to above; provided, however, that (i) the interest rate in effect for the period from the date of issue to the first Interest Reset Date set forth in the applicable Pricing Supplement with respect to a Floating Rate Note will be the "Initial Interest Rate" specified in the applicable Pricing Supplement; and (ii) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for ten calendar days immediately prior to maturity will be that in effect on the tenth calendar day preceding such maturity.

     All percentages used in or resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent rounded upward.

     The applicable Pricing Supplement shall specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note.

     The "Interest Determination Date" pertaining to an Interest Reset Date for CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes will be the second Business Day next preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week on which such Interest Reset Date falls on which Treasury bills of the specified index maturity would normally be auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction falls on a day that is an Interest Reset Date, such Interest Reset Date will be the next following Business Day.

     Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the earlier of the tenth calendar day after such Interest Determination Date or the next succeeding Record Date after such Interest Determination Date or, if either such day is not a Business Day, the next succeeding Business Day.

     Interest rates will be determined (which determination, in the absence of manifest error, will be conclusive for all purposes and binding on holders of Notes) by the Calculation Agent as follows:

CD Rate Notes

     CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in each CD Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H. 15(519), Selected Interest Rates," or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing in the market for negotiable certificates of deposit; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate in effect for the applicable period will be the same as the CD Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the Initial Interest Rate).

Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in each Commercial Paper Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper." In the event that such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in the Composite Quotations under the heading "Commercial Paper." if by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or the Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on such Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the Commercial Paper Rate in effect for the applicable period will be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                           D x 360
  Money Market Yield = 360 - (D x M) x 100 where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

     Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in each Federal Funds Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date published in the Composite Quotations under the heading "Federal Funds/Effective Rate." if such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds, as of 11:00 a.m., New York City time, on such Interest Determination Date, arranged by three leading brokers of Federal funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the Initial Interest Rate).

LIBOR Notes

     LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in each LIBOR Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Determination Date will be determined by the Calculation Agent as follows:

          (i) On each Interest Determination Date relating to a LIBOR Note, LIBOR will be (a) where the applicable Pricing Supplement specifies LIBOR-Telerate (as defined below) as the method for determining LIBOR, the rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement which appears on the Telerate Page 3750 (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date ("LIBOR-Telerate") or (b) where the applicable Pricing Supplement specifies LIBOR-Reuters (as defined below) as the method of determining LIBOR, the arithmetic mean of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement which appear on the Reuters Screen LIBO Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date, provided that at least two such offered rates appear on the Reuters Screen LIBO Page ("LIBOR-Reuters"); provided, however, that if the method for determining LIBOR with respect to any LIBOR Note is not specified therein or in the applicable Pricing Supplement, "LIBOR" means LIBOR-Telerate.

          (ii) If on any Interest Determination Date, (x) in any case where LIBOR-Telerate applies, the rate for deposits in U.S. dollars having the applicable Index Maturity does not appear on the Telerate Page 3750 as specified in (i)(a) above, or (y) in any case where LIBOR-Reuters applies, fewer than two offered rates for deposits in U.S. dollars having the applicable Index Maturity appear on the Reuters Screen LIBO Page as specified in (i)(b) above, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount equal to an amount that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, the rate in respect of such Interest Determination Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount equal to an amount that is representative for a single transaction in such market at such time; provided however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as described in this sentence, LIBOR for such Interest Reset Period will be the same as LIBOR for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the LIBOR Notes for which LIBOR is being determined shall be the Initial Interest Rate).

     "Telerate Page 3750" means the display page designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates).

     "Reuters Screen LIBO Page" means the display page designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates).

Prime Rate Notes

     Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if any) specified in each Prime Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate published in H. 15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to quote such rate or rates.

     "Reuters Screen NYMF Page" means the display designated as Page "NYMF" on the Reuters Monitor Money Rates Services (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     If in any month or two consecutive months the Prime Rate is not published in H. 15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding

Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption or repayment of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternative Rate Event Spread."

Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, and subject to the Minimum Interest Rate and the Maximum Interest Rate, if
any) specified in each Treasury Rate Note and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills-auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held on such Interest Determination Date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for the applicable period will be the same as the Treasury Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the Initial Interest Rate).

INDEXED NOTES

     The Notes may be issued, from time to time, as Notes of which the principal amount payable on a date more than nine months from the date of original issue (the "Stated Maturity") and/or on which the amount of interest payable on an Interest Payment Date and/or any premium payable will be determined by reference to currencies, currency units, commodity prices, financial or nonfinancial indices or other factors (the "Indexed Notes"), as indicated in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of such Notes depending upon the fluctuation of the relative value, rate or price of the specified index. Specific information pertaining to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the Indexed Note and certain additional United States Federal tax considerations will be described in the applicable Pricing Supplement.

EXTENSION OF MATURITY

     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years (each an "Extension Period") up to but not beyond the date (the "Final Maturity

Date") set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note (an "Extendible Note"), the following procedures will apply, unless modified as set forth in the applicable Pricing Supplement.

     The Company may exercise such option with respect to an Extendible Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the maturity date originally in effect with respect to such Note (the "Original Maturity Date") or, if the maturity date of such Note has already been extended, prior to the maturity date then in effect (an "Extended Maturity Date"). At least 38 days prior to the Original Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, by first-class mail, postage prepaid, setting forth
(a) the election of the Company to extend the maturity of such Note; (b) the new Extended Maturity Date; (c) the interest rate applicable to the Extension Period; and (d) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of an Extendible Note, the Maturity of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms it had prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 10:00 a.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect for an Extendible Note (or, if such day is not a Business Day, not later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate provided for in the Extension Notice and establish a higher interest rate for the Extension Period by causing the Paying Agent to send notice of such higher interest rate to the holder of such Note by first-class mail, postage prepaid, or by such other means as shall be agreed between the Company and the Paying Agent. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended in accordance with an Extension Notice will bear such higher interest rate for the Extension Period, whether or not tendered for repayment.

     If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to require the Company to repay such Note on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be repaid on such Maturity Date, the holder thereof must follow the procedures set forth below under "Repayment at the Noteholders' Option" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Maturity Date then in effect and except that a holder who has tendered an Extendible Note for repayment pursuant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until 3:00 p.m., New York City time, on the twentieth calendar day prior to the Maturity Date then in effect (or, if such day is not a Business Day, until 3:00 p.m., New York City time, on the next succeeding Business Day).

BOOK-ENTRY SYSTEM

     Unless otherwise indicated in the applicable Pricing Supplement, upon issuance, all Fixed Rate Book-Entry Notes having the same Issue Date, interest rate, if any, amortization schedule, if any, maturity date and other terms, if any, will be represented by one or more Global Securities, and all Floating Rate Book-Entry Notes having the same Issue Date, Initial Interest Rate, Base Rate, Interest Reset Period, Interest Payment Dates, Index Maturity, Spread and/or Spread Multiplier, if any, Minimum Interest Rate, if any, Maximum Interest Rate, if any, maturity date and other terms, if any, will be represented by one or more Global Securities. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of a nominee of the Depositary. Except under the circumstances described in the accompanying Prospectus, Certificated Notes will not be exchangeable for Book-Entry Notes and Book-Entry Notes will not be exchangeable for Certificated Notes. See "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.

     The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation within the meaning of the New York Uniform Commercial Code," and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participating organizations ("Participants") and to facilitate the clearance and settlement of transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and for their representatives) own the Depositary. Access to the Depositary book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

     A further description of the Depositary's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus.

OPTIONAL REDEMPTION

     Unless otherwise indicated in the applicable Pricing Supplement, Notes may not be redeemed by the Company prior to maturity. If so specified in the applicable Pricing Supplement, the Notes will be redeemable prior to maturity at the option of the Company on the terms specified therein. Unless otherwise indicated in the applicable Pricing Supplement, notice of redemption will be provided by mailing a notice of such redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each holder as that address appears upon the books maintained by the Paying Agent.

REPAYMENT AT THE NOTEHOLDERS' OPTION

     Unless otherwise indicated in the applicable Pricing Supplement, Notes may not be redeemed at the option of the holders thereof prior to maturity. If so specified in the applicable Pricing Supplement, a Note will be repayable at the option of the holder on a date or dates specified prior to its maturity date and, unless otherwise specified in such Pricing Supplement, at a price equal to 100% of the principal amount thereof, together with accrued interest to the date of repayment, unless such Notes were issued with original issue discount, in which case the applicable Pricing Supplement will specify the amount payable upon such repayment.

     Unless otherwise indicated in the applicable Pricing Supplement, in order for such a Note to be repaid, the Paying Agent must receive at least 15 days but not more than 30 days prior to the repayment date (i) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Paying Agent not later than the fifth Business Day after the date of such telegram, facsimile transmission or letter, provided however, that such telegram, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Paying Agent by such fifth Business Day. Except in the case of Extendible Notes, and unless otherwise specified in the applicable Pricing Supplement, exercise of the repayment option by the holder of a Note will be irrevocable. The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be an authorized denomination.

     If a Note is represented by a Global Security, the Depositary's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

REPURCHASE

     The Company may purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the relevant Trustee for cancelation.

                             FOREIGN CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

     Any investment in Notes that are denominated in, or the payment of which is related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation against the U.S. dollar of the currency in which a Note is payable would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on the specific terms of a Note denominated in a Specified Currency, changes in exchange rates relating to any of the currencies involved may result in a decrease in its effective yield and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a Note to the investor.

     THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, SPECIFIED CURRENCIES OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on the Notes. Such persons should consult their own counsel with regard to such matters.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, premium, if any, or interest on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available when payments on such Note are due. In that event, the Company would make required payments in U.S. dollars on the basis of the Market Exchange Rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the Market Exchange Rate as of the most recent practicable date. See "Description of Notes -- Payment Currency and Currency Exchange Information."

     With respect to any Note denominated in, or the payment of which is related to the value of, a foreign currency or currency unit, the applicable Pricing Supplement will include information with respect to applicable current exchange controls, if any, and historic exchange rate information on such currency or currency unit. The information contained therein shall not constitute a part of this Prospectus Supplement and is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. In the event an action based on Notes denominated in a Specified Currency other than U.S. dollars were commenced in a Federal or State court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. The date used to determine the rate of conversion of a Specified Currency into U.S. dollars will depend upon various factors, including which court renders the judgment. In the event of an action based on Notes denominated in a Specified Currency other than U.S. dollars in a state court in the State of New York, such court would be required to render such judgment in the Specified Currency in which the Note is denominated, and such judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the principal U.S. Federal tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes held as capital assets, whether issued in U.S. dollars or currencies or composite currencies other than U.S. dollars ("Foreign Currency"). Moreover, except as expressly indicated, it deals only with initial purchasers and does not deal with beneficial owners with a special tax status or special tax situations, such as dealers in securities or currencies, Notes (or Foreign Currency) held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or situations in which the functional currency of the beneficial owner is not the U.S. dollar. Except to the extent discussed below under "Non-United States Holders", this summary may not be applicable to non-United States persons not subject to United States Federal income tax on their worldwide income. The summary is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

Payments of Interest

     In general, interest on a Note, whether payable in U.S. dollars or a Foreign Currency (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States,
(ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. If an interest payment is denominated in or determined by reference to a Foreign Currency, then special rules, described below under "Foreign Currency Notes", apply.

Original Issue Discount

     The following discussion summarizes the United States Federal income tax consequences to holders of Notes issued with original issue discount ("OID"). The basic rules for reporting OID are contained in the Internal Revenue Code of 1986, as amended (the "Code"). On February 2, 1994, the Treasury Department published final regulations (the "OID Regulations"), which expand and illustrate the rules provided by the Code. The OID Regulations are effective for debt instruments issued on or after April 4, 1994, and the preamble to the OID Regulations provides that a taxpayer generally may rely upon the OID Regulations for debt instruments issued after December 21, 1992.

     Special rules apply to OID on a Discount Note that is denominated in Foreign Currency. See "Foreign Currency Notes -- Foreign Currency Discount Notes".

     General. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price exceeds a de minimis amount (i.e., such excess is equal to or greater than .25% of the "stated redemption price at maturity" multiplied by the number of complete years to maturity). Generally, the issue price of a Note (or any Note that is part of an issue of Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold to the public (excluding amounts sold to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The applicable Pricing Supplement will state whether a particular issue of Notes will constitute an issue of Discount Notes.

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID". Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply) and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where (i) a Floating Rate Note provides for a Maximum Interest Rate or a Minimum Interest Rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for significant front-loading or back-loading of interest; (iii) a Note bears interest at certain combinations of floating or fixed rates; or (iv) a Note provides for certain other kinds of contingent payments. Notice will be given in the applicable Pricing Supplement when the Company determines that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Floating Rate Notes will not be Discount Notes.

     The Code and the OID Regulations provide rules that require a U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the holder's method of accounting for tax purposes. The amount of OID includible in gross income by a U.S. Holder of a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

     The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, then the U.S. Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note (other than any payment of qualified stated interest) over the Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Note contains more than one accrual period, then the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative lengths) between the accrual periods contained in the interval.

     U.S. Holders of Discount Notes generally will have to include in income increasingly greater amounts of OID over the life of the Note.

     Acquisition Premium. A U.S. Holder that purchases a Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Original Issue Discount
- -- Election To Treat All Interest as Original Issue Discount", is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's purchase price for the Note over the issue price for the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's issue price. Alternatively, a U.S. Holder may elect to compute OID accruals as described under "Original Issue Discount -- General" above, treating the U.S. Holder's purchase price as the issue price.

     Optional Redemption. If the Company has an option to redeem a Note, or the Holder has an option to cause a Note to be repurchased, prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated solely for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

     Short-Term Notes. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of their issuance ("Short-Term Notes"). In general, an individual or other cash basis U.S. Holder of a Short-Term Note is not required to include OID in income as it accrues for United States Federal income tax purposes unless it elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to include OID on Short-Term Notes as it accrues on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to include OID on Short-Term Notes in income as it accrues will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the holder, on a constant-yield basis. However, any payment on a Short-Term Note, whether denominated as principal or interest, will be treated as a taxable payment of accrued OID, to the extent that OID has accrued at the time of payment.

     For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

Notes Purchased at a Premium

     Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its principal amount will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium", in which case the amount required to be qualified stated included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service (the "IRS"). See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

Notes Purchased at a Market Discount

     A Note, other than a Short-Term Note, will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a U.S. Holder purchased the Note is less than the Note's issue price, subject to a de minimis rule similar to the rule relating to de minimis OID described under "Original Issue Discount -- General".

     In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A U.S. Holder of a Market Discount Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     The market discount rules do not apply to a Short-Term Note.

     Election To Treat All Interest as Original Issue Discount. Any U.S. Holder that holds a Note issued after April 4, 1994, may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount (described above under "Notes Purchased at a Market Discount"), acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described above under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election described above to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, as defined above, then the electing U.S. Holder will be treated as having made the election discussed above under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

Purchase, Sale and Retirement of the Notes

     General. A U.S. Holder's tax basis in a Note will generally be its U.S. dollar cost (which, in the case of a Note purchased with a foreign currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the U.S. Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis OID included in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on the date of sale or retirement. Except to the extent described above under "Original Issue Discount -- Short Term Notes" or "Market Discount" or below under "Foreign Currency Notes", and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

Foreign Currency Notes

     Interest Payments. If an interest payment is denominated in or determined by reference to a Foreign Currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest payments in accordance with either of two methods. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) determined by reference to a Foreign Currency, an accrual basis U.S. Holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis U.S. Holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within 5 business days of the last day of the accrual period or taxable year, an accrual basis U.S. Holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

     Exchange of Amounts in Other than U.S. Dollars. Foreign Currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign Currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the Foreign Currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a Foreign Currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

     Foreign Currency Discount Notes. OID for any accrual period on a Discount Note that is denominated in a Foreign Currency will be determined in the Foreign Currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder. Upon receipt of an amount attributable to original issue discount (whether in connection with a payment of interest or the sale or retirement of a Note), a U.S. Holder may recognize ordinary income or loss.

     Amortizable Bond Premium. In the case of a Note that is denominated in a Foreign Currency, bond premium will be computed in units of Foreign Currency, and amortizable bond premium will reduce interest income in units of the Foreign Currency. At the time amortized bond premium offsets interest income, a U.S. Holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes.

     Exchange Gain or Loss. Gain or loss recognized by a U.S. Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

Indexed Notes

     The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to Indexed Notes.

NON-UNITED STATES HOLDERS

     Subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest, including OID, by the Company or any agent of the Company (acting in its capacity as such) to any holder of a Note that is not a United States person (a "Non-U.S. Holder") will not be subject to U.S. Federal withholding tax; provided, however, that in the case of interest, including OID, (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company (directly or indirectly) through stock ownership and (iii) either (A) the beneficial owner of the Note certifies to the Company or its agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by another financial institution and furnishes the payor with a copy thereof.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest, including OID, on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraph, may be subject to U.S. Federal income tax on such interest, and OID, in the same manner as if it were a U.S. Holder. In addition, if such a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including OID) on a Note will be included in the earnings and profits of such holder if such interest (or OID) is effectively connected with the conduct by such holder of a trade or business in the United States. In lieu of the certificate described in the preceding paragraph, such a holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

     Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder (A) is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or (B) does not have a tax home (as defined in Section 911(d)(3) of the Code) in the United States in the taxable year of the sale, exchange, retirement or other disposition and the gain is not attributable to an office or other fixed place of business maintained by such individual in the United States.

     Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. Federal tax purposes at the time of such individual's death will not be subject to U.S. Federal estate tax, provided that the income from such Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. Federal withholding tax (without regard to the certification requirements) described above.

     PURCHASERS OF NOTES WHO ARE NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE NOTES.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, each Participant or indirect Participant holding an interest in a Note on behalf of a beneficial owner of a Note and each paying agent making payments in respect of a Note will generally be required to provide the IRS with certain information, including such beneficial owner's name, address and taxpayer identification number (either such beneficial owner's Social Security number or its employer identification number, as the case may be), and the aggregate amount of interest and principal paid to such beneficial owner during the calendar year. These reporting requirements, however, do not apply with respect to certain beneficial owners who establish their eligibility for an exemption, including corporations, securities broker-dealers, other financial institutions, tax-exempt organizations, qualified pension and profit sharing trusts, individual retirement accounts and Non-U.S. persons that hold either (i) Notes directly and receive payments thereon outside the United States or (ii) Notes indirectly through Euroclear or Cedel, as the case may be.

     In the event that a beneficial owner of a Note fails to establish its exemption from such information reporting requirements or is subject to the reporting requirements described above and fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, as the case may be, the Participant or indirect Participant holding such interest on behalf of such beneficial owner or paying agent making payments in respect of a Note may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal with respect to Notes. This backup withholding tax is not an additional tax and may be credited against the beneficial owner's United States Federal income tax liability if the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its best efforts to solicit offers to purchase Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any offer to purchase Notes in whole or in part. An Agent will have the right to reject any offer to purchase Notes solicited by it in whole or in part. Payment of the purchase price of the Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with sales of Notes resulting from a solicitation made or an offer to purchase received by such Agent, a commission, initially ranging from .125% to .750% of the principal amount of Notes to be sold or such other commissions as may be negotiated from time to time. The Company also reserves the right to sell Notes directly to investors on its behalf in those jurisdictions where it is authorized to do so.

     The Company may also sell Notes to an Agent as principal for its own account at discounts to be agreed upon at the time of sale. Such Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent. In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from the Company. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     An Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agents for certain expenses, including the reasonable fees and expenses of counsel.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Notes.

     Concurrently with the offering of Notes through the Agents as described herein, the Company may issue other Securities as described in the accompanying Prospectus.

     In the ordinary course of their respective businesses, certain of the Agents and their affiliates have engaged, and may in the future engage, in investment banking and commercial banking transactions with the Company and certain of its affiliates.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Company by Johnnie M. Jackson, Jr., Esq., General Counsel Corporate Resources for the Company and for the Agents by Brown & Wood, Washington, D.C. Cravath, Swaine & Moore, New York may also act as counsel for the Company. Mr. Jackson, Cravath, Swaine & Moore and Brown & Wood may rely as to all matters of Virginia law upon the opinion of Hunton & Williams, Richmond, Va.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED           , 1994

PROSPECTUS
                                OLIN CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS
                            ------------------------

     Olin Corporation ("Olin" or the "Company") intends to issue from time to time its (i) unsecured debt securities, which may either be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), (ii) warrants to purchase the Debt Securities (the "Debt Warrants"), (iii) shares of preferred stock, par value $1 per share (the "Preferred Stock"), (iv) warrants to purchase shares of Preferred Stock ("Preferred Stock Warrants"), (v) shares of common stock, par value $1 per share (the "Common Stock") and (vi) warrants to purchase shares of Common Stock ("Common Stock Warrants"; the Debt Warrants, Preferred Stock Warrants and Common Stock Warrants being referred to herein collectively as the "Securities Warrants"), having an aggregate initial public offering price not to exceed $400,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, on terms to be determined at the time of sale. The Debt Securities, Preferred Stock, Common Stock and Securities Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denomination, maturity, priority, interest rate (which may be variable or fixed), time of payment or interest, terms of redemption at the option of the Company or repayment at the option of the holder or for sinking fund payments, the designation of the Trustee acting under the applicable Indenture and the initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, and the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (iii) in the case of Common Stock, the initial offering price; (iv) in the case of Securities Warrants, the duration, offering price, exercise price and detachability thereof; and (v) in the case of all Offered Securities, whether such Offered Security will be offered separately or as a unit with other Offered Securities, will be set forth in the accompanying Prospectus Supplement.

     The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

     The Offered Securities may be sold directly by the Company, or through agents designated from time to time, or through underwriters or dealers. If any agent of the Company, or any underwriters are involved in the sale of Offered Securities, the names of such agents or underwriters and any applicable fees, commissions or discounts and the net proceeds to the Company from such sale will be set forth in the applicable Prospectus Supplement. The Company may also issue the Offered Securities to one or more persons in exchange for outstanding securities of the Company acquired by such persons from third parties in open market transactions or in privately negotiated transactions. The newly issued Offered Securities in such cases may be offered pursuant to this Prospectus and the applicable Prospectus Supplement by such persons acting as principal for their own accounts, at market prices prevailing at the time of sale, at prices otherwise negotiated or at fixed prices. Unless otherwise indicated in the applicable Prospectus Supplement, the Company will only receive outstanding securities and will not receive cash proceeds in connection with such exchanges or sales. See "Plan of Distribution".

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                       CRIMINAL OFFENSE.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS           , 1994

     IN CONNECTION WITH AN OFFERING, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE OFFERED SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            PAGE

Available Information..................      2
Incorporation of Certain Documents by
  Reference............................      2
The Company............................      3
Use of Proceeds........................      5
Consolidated Ratios....................      5
Description of Debt Securities.........      6
Description of Capital Stock...........     13
Description of Securities Warrants.....     18
Plan of Distribution...................     19
Legal Matters..........................     20
Experts................................     20

                             AVAILABLE INFORMATION

     Olin is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Olin with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning Olin can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, and The Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605.

     Olin has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. For further information with respect to Olin and the Offered Securities, reference is made to such Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Olin's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed pursuant to Section 13 or 15(d) of the Exchange Act (File No. 1-1070) is hereby incorporated by reference into this Prospectus. All documents filed by Olin with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Olin will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Copies of the Indentures summarized below are also available upon request. Requests for such copies should be directed to Secretary, Olin Corporation, 120 Long Ridge Road, Stamford, Connecticut 06904 (Telephone: (203) 356-3126).

                                  THE COMPANY

     Olin Corporation, a Virginia corporation incorporated in 1892, is a manufacturer of chemicals, metals, and ammunition and defense-related products which it markets to commercial and governmental customers. Results for the Company are reported in three operating segments: chemicals, metals, and defense and ammunition. The Company has recognized brand names in each of these segments, including Olin pool chemicals sold under the brand names HTH(R), Pace(R) and SUN(R), metal products sold under the brand name Olin(R) Brass and sporting ammunition sold under the brand names Winchester(R) and Super-X(R).

     References to the Company in this section include the Company and its subsidiaries and affiliates. Olin's principal executive offices are located at 120 Long Ridge Road, Stamford, Connecticut 06904, telephone (203) 356-2000.

CHEMICALS

     In its largest segment, the Company manufactures and markets three major product lines: chlor-alkali, urethanes and pool chemicals. In addition, it produces a number of other chemical products described below.

     Chlor-Alkali. The Company is a leading producer of chlorine and caustic soda in the southeastern United States, with facilities at McIntosh, Alabama, Charleston, Tennessee, and Augusta, Georgia. In addition, Niachlor, a partnership formed between the Company and E.I. duPont de Nemours & Company, produces chlorine and caustic soda at a Niagara Falls, New York facility.

     Chlorine and caustic soda are co-products of the electrolysis of salt. Chlorine is used as a bleaching agent in pulp and paper manufacturing and as a raw material in the production of polyvinyl chloride. It is also used in the manufacture of bleach and in water purification and in general inorganic and organic chemical manufacturing. Caustic soda is used in petroleum refining and in the manufacturing of pulp and paper, aluminum, detergents, soap and in a variety of other organic and inorganic chemical products.

     While the Company has historically marketed chlorine to pulp and paper manufacturers in the southeastern United States, environmental concerns have resulted in the decreased usage of chlorine in pulp bleaching. As a result, the Company has shifted its chlorine business mix to other markets, including manufacturers of ethylene dichloride and vinyl chloride monomer, as well as other industrial customers. Approximately 30% of the Company's chlorine is used captively for the manufacture of pool chemicals, toluene di-isocyanate ("TDI") and other uses.

     Urethanes. The Company has one of the largest production capacities in the United States for TDI, a key component in the production of urethane foam which is used in products such as automotive seating, furniture, mattresses and padding. The Company sells TDI and an array of polyether polyols to intermediate and final manufacturers of urethane foam products. The Company's polyols are used to produce urethane products that are known as flexible urethanes, rigid urethanes, and non-foam urethanes.

     In addition, the Company is a supplier of specialty polyols used in adhesives, coatings, elastomers and sealants. These products are sold to intermediate and end use manufacturers.

     Pool Chemicals. The Company manufactures or markets a wide array of swimming pool chemicals and accessory products. It has three widely recognized brand names in the U.S. pool chemicals industry: HTH(R), Pace(R), and SUN(R). The Company sells its pool chemical products to mass merchandisers, pool professionals, distributors and pool chemical repackers. In addition, the Company participates in the worldwide pool chemicals market through joint ventures in Brazil and South Africa. Pool chemicals are manufactured using chlorine and caustic soda, which can be directly sourced from the Company's own production. The Company has the largest production capacity for calcium hypochlorite in the United States, much of which is sold under the HTH(R) brand name. The pool business assets acquired from FMC Corporation in 1985, which include one of the Company's two isocyanurate manufacturing facilities, its packaging facility and the Sun(R) trademark, are subject to a final Federal Trade Commission divestiture order.

     Other Chemical Products. The Company manufactures a large number of additional chemical products which are sold to intermediate and end use manufacturers, such as zinc Omadine(R) additive used in anti-dandruff shampoos; sulfuric acid used in petroleum refining and in manufacturing agricultural chemicals; hydrazine solutions used as an intermediate in plastics manufacturing and agricultural chemicals; hydrazine-based rocket propellants; Reductone(R) brand sodium hydrosulfite used in paper, textile and clay bleaching; and surfactants and fluids used in industrial and institutional detergents and hydraulic fluids.

     Olin recently constructed an aliphatic di-isocyanate ("ADI") plant at Lake Charles, Louisiana. The products manufactured at the ADI plant are used by manufacturers of products such as automotive topcoats, premium paints and marine and metal appliance finishes.

     The Company, through Olin Hunt Specialty Products, Inc., a wholly-owned subsidiary, and OCG Microelectronic Materials ("OCG"), affiliated joint venture companies owned by the Company and CIBA-GEIGY Limited, develops, manufactures and markets image-forming and other specialty electronic chemicals. In particular, OCG produces and markets worldwide photoresist and polyimide products, both of which are basic materials for manufacturing semiconductors.

METALS

     The Company is a leading brass and copper alloy manufacturer in the United States and rerolls and forms other metals. It is an active participant in the worldwide market for these products, selling directly to large volume customers and through distributors. The Company, through sales of its Posit-Bond(R) clad metal, produced by a unique cladding process, is a supplier of metal to the U.S. Mint. The Company also sells various alloys to foreign governments for coinage purposes.

     While the end use markets for the Company's metal products vary from year to year, principal markets include automotive (for connectors and radiators); electronics (for lead frames, connectors and wiring); ammunition; coinage metals; and other applications such as builder's hardware and plumbing supplies and seamless and welded tube (for utility condensers and industrial heat exchangers). The Company uses a portion of its ammunition cartridge cup production captively in its Winchester(R) sporting ammunition and also sells this brass product to other ammunition makers.

     In 1988, the Company acquired the former Bridgeport Brass Corporation of Indianapolis, with primary manufacturing operations in Indianapolis, Indiana and Bryan, Ohio, which significantly increased the Company's brass manufacturing capacity.

     In 1991, the Company acquired A. J. Oster Company ("Oster"), a distributor of copper and copper-based alloy products, steel products, aluminum strip and aluminum foil. Oster has a network of metal service centers located in several states and Puerto Rico.

     The Company has a joint venture with Yamaha of Japan, which sells high performance alloys into the Far East market. The joint venture's local manufacturing presence has enabled Olin Brass to participate in the Japanese market for such products.

DEFENSE AND AMMUNITION

     The Company produces small, medium and large caliber ammunition for sale to commercial and military customers. The Company's Winchester Division is a leading U.S. producer of ammunition for recreational shooters, hunters, law enforcement agencies and the U.S. Armed Forces. The Company's Ordnance Division provides medium and large caliber ammunition to governmental customers. In addition, the Company's Aerospace Division provides advanced technology products to the defense and aerospace industries.

     Winchester. The Winchester(R) brand name is widely recognized. The Company's product line includes all major sizes of shotgun shells and rimfire and centerfire ammunition for pistols and rifles. These products are sold to mass merchandisers, distributors and the U.S. Government. This ammunition is manufactured in East Alton, Illinois. Powder for Winchester(R) ammunition is sourced from the Company's Ball Powder(R) propellant plant in St. Marks, Florida.

     In 1993, the Company completed its eighth year of managing the Lake City Army Ammunition Plant at Independence, Missouri. This government-owned, contractor-operated ("GOCO") facility is the largest small caliber ammunition facility in the United States.

     Ordnance. The Company's Ordnance Division provides medium (20 and 30 millimeter) and large (105 and 120 millimeter) caliber ammunition to the United States and certain foreign governments. Olin Ordnance is a major supplier of ammunition for the Abrams M1A1 tank which was utilized in the Persian Gulf War.

     This division utilizes its project and program management capabilities as both a prime and subcontractor on contracts in which other defense suppliers participate. The Company seeks to exploit these capabilities to acquire additional GOCO work and to bid on other project management work. The Company believes there are also opportunities in the area of weapons demilitarization.

     Aerospace. The Company's Aerospace Division is comprised of two subsidiaries: Olin Aerospace Company ("OAC") and Physics International Company. Customers for these subsidiaries include satellite, aircraft and missile contractors, other defense/aerospace subsystems and systems contractors, the National Aeronautics and Space Administration and other government research and development agencies and laboratories.

     OAC is recognized as a major manufacturer of small rocket motors and control thrusters used in satellites and other spacecraft such as Voyager II and Magellan. It has been a leader in this technology for more than 20 years and more recently has become a leader in advanced electric propulsion technology and systems for satellites and spacecraft. OAC also manufactures inflators used in various flotation devices, military munitions dispensing systems and aircraft escape systems, as well as low voltage power conditioning and controlling devices, digital test equipment and airborne electronic products.

     Physics International Company's pulsed power systems are used in nuclear radiation simulators and other electromagnetic applications. In addition, it designs, tests and manufactures advanced, high performance anti-armor warhead systems.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for general corporate purposes, which may include additions to working capital, capital expenditures, stock repurchases, repayment of indebtedness and acquisitions.

                              CONSOLIDATED RATIOS

     The following table sets forth the consolidated ratio of earnings to fixed charges for the Company:

        YEAR ENDED DECEMBER 31,
- ----------------------------------------
1993     1992     1991     1990     1989
- ----     ----     ----     ----     ----
- --*      2.6      0.6 *    2.5      3.6

- ---------------

*In 1993 and 1991, earnings were inadequate to cover fixed charges by $144 million and $23 million, respectively.

     The following table sets forth the consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the Company:

        YEAR ENDED DECEMBER 31,
- ----------------------------------------
1993     1992     1991     1990     1989
- ----     ----     ----     ----     ----
- --*      1.8      0.5*     2.1      3.3

- ---------------

*In 1993 and 1991, earnings were inadequate to cover combined fixed charges and preferred stock dividends by $172 million and $38 million, respectively.

     In 1993, the Company recorded an after-tax charge of $132 million for personnel reductions, business restructurings involving consolidations and re-alignments within divisions, costs at sites of discontinued businesses, future environmental liabilities and other charges. In 1991, the Company recorded an after-tax charge of $80 million to cover losses on the disposition and write-down of certain businesses and costs of personnel reductions.

     For purposes of computing these consolidated ratios, earnings represent income before income taxes with certain adjustments, primarily for capitalized interest, plus fixed charges. Fixed charges consist of interest expense (including capitalized interest), amortization of debt discount and expense, and the estimated interest factor reflected in rental expense. For the consolidated ratio of earnings to combined fixed charges and preferred stock dividends, fixed charges are then aggregated with preferred stock dividend requirements on the outstanding preferred stock.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the following description.

     Senior Securities were and may be issued under an Indenture dated as of June 15, 1992, as supplemented ("Senior Indenture"), between Olin and Chemical Bank. Subordinated Securities may be issued under an Indenture ("Subordinated Indenture") between Olin and a commercial bank to be selected (collectively, the Senior Indenture and the Subordinated Indenture are referred to as the "Indentures"). Copies of the Indentures have been filed as exhibits to the Registration Statement filed with the Commission. Chemical Bank will serve as Trustee for series of Senior Securities and a commercial bank to be selected will serve as Trustee for any series of Subordinated Securities which may be issued. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures including the definition therein of certain terms.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by Olin. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt
Securities: (i) the designation, aggregate principal amount and authorized denominations of the Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date on which the Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, or the method of determining such rate or rates, at which the Debt Securities will bear interest; (v) the times at which any such interest will be payable; (vi) the currency or currencies or units of two or more currencies in which the Debt Securities are denominated and principal and interest may be payable, and for which the Debt Securities may be purchased, which may be in United States dollars, a foreign currency or currencies or units of two or more foreign currencies; (vii) whether such Debt Securities are to be Senior Securities or Subordinated Securities; (viii) any redemption or sinking fund terms or certain other specific terms; (ix) any Event of Default or covenant with respect to the Debt Securities of a particular series, if not set forth herein, and (x) any other terms of such series (which terms shall not be inconsistent with the provisions of the Subordinated Indenture or the Senior Indenture, as the case may be). Unless otherwise indicated in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable and the Debt Securities will be transferable at the corporate trust office of the respective Trustee, provided that payment of interest may be made at the option of Olin by check mailed to the address of the person entitled thereto as it appears in the respective Debt Securities register.

     The Debt Securities will be unsecured. Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of Olin. Subordinated Securities will be subordinated to certain present and future superior indebtedness of Olin. See "Subordination of Subordinated Securities" below.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of such Debt Securities, but Olin may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Special federal income tax and other considerations relating to Debt Securities denominated in foreign currencies or units of two or more foreign currencies will be described in the applicable Prospectus Supplement.

     Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indentures and the Debt Securities will not afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GLOBAL SECURITIES

     The Debt Securities of a series issued under the Indentures may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Olin anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by Olin if such Debt Securities are offered and sold directly by Olin. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest, if any, on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither Olin, the Trustee for such Debt Securities, any paying agent (a "Paying Agent"), nor the Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made by the Depository or any participants on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Olin expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. Olin also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Olin within 90 days, Olin will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. In addition, Olin may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if Olin so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to Olin, the Trustee, and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by Olin, of $1,000 and integral multiples thereof.

SUBORDINATION OF SUBORDINATED SECURITIES

     The payment of the principal of, premium, if any, and interest on the Subordinated Securities, including sinking fund payments, if any, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all Superior Indebtedness of Olin. Superior Indebtedness is defined as (a) the principal of, premium, if any, and accrued and unpaid interest on (whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, incurred or assumed) (i) indebtedness of Olin for money borrowed (other than the Subordinated Securities), (ii) guarantees by Olin of indebtedness for money borrowed of any other person, (iii) indebtedness evidenced by notes, debentures, bonds or other instruments of indebtedness for the payment of which Olin is responsible or liable, by guarantees or otherwise, (iv) obligations of Olin under any agreement relating to any interest rate or currency swap, interest rate cap, interest rate collar, interest rate future, currency exchange or forward currency transaction, or any similar interest rate or currency hedging transaction, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, and (v) obligations of Olin under any agreement to lease, or any lease of, any real or personal property which, in accordance with generally accepted accounting principles, is classified on Olin's balance sheet as a liability, and (b) modifications, renewals, extensions and refundings of any such indebtedness, liability, obligation or guarantee; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, liability, obligation or guarantee, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the Subordinated Securities; provided, however, that Superior Indebtedness shall not be deemed to include (i) any obligation of Olin to any subsidiary and (ii) any other indebtedness, guarantee or obligation of Olin of the type set forth above which is subordinate or junior in ranking in any respect to any other indebtedness, guarantee or obligation of Olin.

     No payment by Olin on account of principal of, premium, if any, or interest on the Subordinated Securities, including sinking fund payments, if any, may be made if any default or event of default with respect to any Superior Indebtedness shall have occurred and be continuing and (unless such default or event of default is the failure by Olin to pay principal or interest on any instrument constituting Superior Indebtedness) written notice thereof shall have been given to the Trustee by Olin or to Olin and the Trustee by the holders of at least 10% in principal amount of any kind or category of any Superior Indebtedness (or a representative or trustee on their behalf). Olin may resume payments on the Subordinated Securities (unless otherwise prohibited by the related Indenture) if (i) such default is cured or waived or (ii) unless such default is the failure of Olin to pay principal or interest on any Superior Indebtedness, 120 days pass after the notice is given if such default is not the subject of judicial proceedings. In the event that any Subordinated Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable, or upon any payment or distribution of assets of Olin to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of (and premium, if any) and interest due or to become due on all Superior Indebtedness must be paid in full before the holders of Subordinated Securities are entitled to receive or retain any payment (other than shares of stock or subordinated indebtedness provided by a plan of reorganization or adjustment which does not alter the rights of holders of Superior Indebtedness without such holders' consent). Subject to the payment in full of all Superior Indebtedness, the holders of the Subordinated Securities are to be subrogated to the rights of the holders of Superior Indebtedness to receive payments or distributions of assets of Olin applicable to Superior Indebtedness until the Subordinated Securities are paid in full.

     By reason of such subordination, in the event of insolvency, creditors of Olin who are holders of Superior Indebtedness, as well as certain general creditors of Olin, may recover more, ratably, than the holders of the Subordinated Securities.

     The Subordinated Indenture will not limit the amount of Superior Indebtedness or securities which may be issued by Olin or any of its subsidiaries.

CERTAIN COVENANTS OF OLIN WITH RESPECT TO SENIOR SECURITIES

     Limitations on Liens. (a) Olin will agree that neither it nor any Restricted Subsidiary (as defined below) will issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("Debt") secured by a mortgage, lien, pledge or other encumbrance ("Mortgages") upon any Principal Property (as defined below), or upon any shares of stock of any Restricted Subsidiary, without effectively providing that the Senior Securities (together with, if Olin so determines, any other indebtedness or obligation then existing or thereafter created, ranking equally with the Senior Securities) shall be secured equally and ratably with (or, at the option of Olin, prior to) such Debt so long as such Debt shall be so secured, except that this restriction will not apply to (i) Mortgages existing on the date of the Senior Indenture; (ii) Mortgages affecting property of a corporation existing at the time it becomes a Restricted Subsidiary or at the time it is merged into or consolidated with Olin or a Restricted Subsidiary; (iii) Mortgages on property existing at the time of acquisition thereof, or to secure payment of all or part of the purchase price thereof, or to secure Debt incurred prior to, at the time of or within 24 months after such acquisition for the purpose of financing all or part of the purchase price thereof, or assumed or incurred in connection with the acquisition of property; (iv) Mortgages on property to secure all or part of the cost of repairing, altering, constructing, improving, exploring, drilling or developing such property, or to secure Debt incurred to provide funds for such purpose; (v) Mortgages in connection with non-recourse Debt; (vi) Mortgages on current assets or other personal property (other than shares of stock or indebtedness of Subsidiaries (as defined below)) to secure loans maturing not more than one year from the date of the creation thereof or to secure any renewal thereof for not more than one year at any one time; (vii) Mortgages which secure indebtedness owing by a Restricted Subsidiary to Olin or a Subsidiary; (viii) Mortgages on property of any Restricted Subsidiary principally engaged in a financing or leasing business; (ix) Mortgages incurred which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business; and (x) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing or of any Debt secured thereby, provided that the principal amount of Debt secured thereby shall not, with respect to Mortgages referred to in clauses (i) through (iv) above, exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Mortgage shall be limited to all or part of substantially the same property which secured the Mortgage extended, renewed or replaced (plus improvements on such property).

     (b) Notwithstanding the above, Olin and any one or more Restricted Subsidiaries may, without securing the Senior Securities, issue, assume or guarantee Debt secured by Mortgages which would not be permitted by the immediately preceding paragraph in an aggregate amount which, together with (i) all other such Debt of Olin and its Restricted Subsidiaries which would not be permitted under the immediately preceding paragraph and (ii) the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions (as defined in the Senior Indenture) existing at such time (other than Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under this section "Limitations on Liens" or the proceeds of which have been applied to the retirement of long term indebtedness), does not at the time exceed 10% of Consolidated Net Tangible Assets. The term "Consolidated Net Tangible Assets" means the total amount of assets after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) unamortized Debt discount and expense, goodwill, trademarks, brand names, patents and other intangible assets, all as shown on the latest audited consolidated financial statements of the Company at the time of the determination.

     (c) For purposes of this covenant, the following are not considered Debt secured by a Mortgage: (i) the sale or other transfer of any interest in property of the character commonly referred to as a "production payment" and
(ii) Mortgages in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute or indebtedness incurred for the purpose of financing the purchase price or cost of constructing or improving the property subject thereto.

     Sale and Lease-Back Transactions. (a) Sale and Lease-Back Transactions with respect to Principal Property by Olin or any Restricted Subsidiary (except for temporary leases for terms of not more than three years or between the Company or a Subsidiary and a Restricted Subsidiary) are prohibited by the Senior Indenture unless the proceeds of any such sale are at least equal to the fair value of such property and either (i) Olin or such Restricted Subsidiary would be entitled to incur, assume or guarantee Debt secured by a mortgage on the Principal Property to be leased without equally and ratably securing the Senior Securities or (ii) Olin applies an amount equal to the fair value of the property so leased to the retirement of long-term indebtedness of Olin which ranks prior to or on a par with the Senior Securities. Sale and Lease-Back Transactions do not include arrangements with governmental bodies entered into for the purpose of financing the purchase price or the cost of constructing or improving the property subject thereto.

     (b) Notwithstanding the provisions of the preceding paragraph (a), Olin or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction which would not be permitted under the immediately preceding paragraph if the amount of the Attributable Debt in respect of Sale and Lease-Back Transactions for such transaction, together with (i) all Debt of Olin and its Restricted Subsidiaries secured by a Mortgage on Principal Property and not permitted under paragraph (a) of "Limitations on Liens" and (ii) all other Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions permitted because Olin would be entitled to incur, assume or guarantee Debt secured by a Mortgage on the Principal Property to be leased without equally and ratably securing the Senior Securities and other than Sale and Lease-Back Transactions the proceeds of which have been applied in accordance with clause (ii) of the immediately preceding paragraph
(a)), does not at the time exceed 10% of Consolidated Net Tangible Assets.

     The term "Principal Property" means any property or plant of Olin or any Restricted Subsidiary primarily used for the manufacture of products and located within the United States or its territories or possessions, except any such property or plant which the Board of Directors of Olin by resolution declares is not of material importance to the total business conducted by Olin and its Subsidiaries as an entity.

     The term "Attributable Debt" means, as of any particular time, the present value, discounted at a rate per annum equal to the weighted average of the interest rate(s) of the Senior Securities, or, in the case of Original Issue Discount Debt Securities (as defined in the Senior Indenture), the Yields to Maturity (as defined in the Senior Indenture) (compounded semi-annually), of the obligation of a lessee for rental payments (not including amounts payable by the lessee for maintenance, property taxes and insurance) due during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     The term "Subsidiary" means any corporation, association or other business entity of which more than 50% of the Voting Stock (as defined in the Senior Indenture) is at the time directly or indirectly owned by Olin. The term "Restricted Subsidiary" means (i) any Subsidiary which owns or leases, directly or indirectly, a Principal Property, and (ii) any Subsidiary which owns, directly or indirectly, any stock or indebtedness of a Restricted Subsidiary; except that the term "Restricted Subsidiary" shall not include (A) any Subsidiary engaged primarily in financing receivables, making loans, extending credit or other activities of a character conducted by a finance company, or (B) any Subsidiary (1) which conducts substantially all of its business outside the United States or its territories and possessions or (2) the principal assets of which are stock or indebtedness of corporations which conduct substantially all of their business outside the United States and its territories and possessions.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following events are defined in each Indenture as "Events of Default" with respect to a series of Debt Securities issued under such Indenture: (a) failure to pay interest or a sinking fund installment, if any, on such series for 30 days or to pay the principal of and premium, if any, on such series when due, whether at maturity, upon redemption, by declaration or otherwise; (b) failure to perform any other covenants in such Indenture for 60 days after notice; and (c) certain events of bankruptcy, insolvency or reorganization. An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

     If an Event of Default described under (a) above shall have occurred and is continuing with respect to any series of Debt Securities, unless the principal of all the Debt Securities of such series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or, if original issue discount securities, such portion of the principal amount as specified in such series of Debt Securities) of all Debt Securities of such series immediately due and payable. If an Event of Default described under (b) above shall have occurred and is continuing, unless the principal amount of all the Debt Securities of all series shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of all Debt Securities then outstanding may declare the principal amount (or, if any series are original issue discount securities, such portion of the principal amount as specified in such series) of all Debt Securities then outstanding immediately due and payable.

     Each of the Indentures provides that the Trustee under such Indenture shall, within 90 days after the occurrence of a default with respect to a series of Debt Securities under such Indenture, give to the holders of the Debt Securities in such series notice of all uncured defaults with respect to such series known to it; provided that, except in the case of default in the payment of principal of or premium, if any, or interest or the making of any sinking fund payment on any of the Debt Securities in such series, the Trustee shall be protected in withholding such notice if it in good faith determines that it is in the interest of the holders of such series.

     Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority in aggregate principal amount of the Outstanding Debt Securities (as defined in the Indentures) of such series (or of all the Outstanding Debt Securities, as the case may be), except in each case a failure to pay principal of, premium, if any, or interest on such Debt Security.

MODIFICATION OF THE INDENTURES

     Each of the Indentures and the rights of holders of Debt Securities thereunder may be modified by Olin and the respective Trustee with the consent of the holders of not less than 66 2/3% of the aggregate principal amount of all series of Debt Securities under such Indenture then outstanding affected thereby (voting as one class); provided, however, that no such modification shall extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof or any premium thereon or the amount of any sinking fund payment, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the percentage required for modification, without the consent of the holder of each Debt Security so affected.

     Each of the Indentures provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the holders of Debt Securities, (c) cure any ambiguity or correct any inconsistency in either of the Indentures, (d) establish the form or terms of Debt Securities of any series, (e) modify or amend either of the Indentures to permit the qualification of indentures supplemental thereto and (f) provide for the issuance under either of the Indentures of Debt Securities in coupon form exchangeable with Debt Securities issued under the Indentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each of the Indentures provides that the Company may not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person (as defined in each of the Indentures), unless
(a) the successor corporation shall be a corporation organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and premium, if any, and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indentures to be performed or observed by the Company, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (b) the successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

SATISFACTION AND DISCHARGE OF THE INDENTURES; DEFEASANCE; COVENANT DEFEASANCE

     The Subordinated Indenture will be discharged upon cancellation of all the Subordinated Securities or, with certain limitations, upon deposit with the respective Trustee of funds sufficient for the payment or redemption thereof.

     The Senior Indenture provides that Olin, at Olin's option, (a) will be discharged from any and all obligations in respect of the Senior Securities of a series (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of such Indenture (including those described under "Certain Covenants of Olin With Respect To Senior Securities"), in each case if Olin deposits, in trust with the Trustee or the Defeasance Agent (as defined in the Senior Indenture), money or U.S. Government Obligations (as defined in the Senior Indenture), or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Senior Securities of such series on the dates such payments are due in accordance with the terms of such Senior Securities. To exercise any such option, Olin is required to deliver to the Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Senior Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to that effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Debt Securities would not be delisted from such exchange as a result of the exercise of such option.

THE TRUSTEES

     Olin may maintain banking and other commercial relationships with the Trustees and their affiliates in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized stock of the Company consists of 60,000,000 shares of common stock, par value $1 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $1 per share (the "Preferred Stock"), issuable in series. On March 3, 1994, there were approximately 19,116,000 shares of Common Stock, 1,172,000 shares of ESOP Preferred Stock (the "ESOP Preferred") and 2,760,000 shares of Series A Conversion Preferred Stock (the "PERCS") outstanding.

     The following statements with respect to the capital stock of the Company are subject to the detailed provisions of the Company's Restated Articles of Incorporation, as amended (the "Restated Articles"), and by-laws (the "By-Laws") as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Restated Articles, By-Laws and the Rights Agreement, dated as of February 27, 1986 between the Company and Manufacturers Hanover Trust Company (now known as Chemical Bank) (the "Rights Agreement"), which are filed as Exhibits to the Registration Statement of which this Prospectus is a part.

Preferred Stock

     The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which a Prospectus Supplement may relate. Specific terms of any series of the Preferred Stock offered by a Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. The description set forth below is subject to and qualified in its entirety by reference to the Articles of Amendment to the Restated Articles establishing a particular series of the Preferred Stock which will be filed with the Commission in connection with the offering of such series of Preferred Stock.

     General. Under the Restated Articles, the Board of Directors of the Company (the "Board of Directors") is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, $1 par value per share, in one or more series, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in resolutions providing for the issue thereof adopted by the Board of Directors or a duly authorized committee thereof. The Company may amend from time to time its Restated Articles to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the outstanding shares of Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class without regard to series. As of the date of this Prospectus, the Company has two series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

     The Preferred Stock will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Stock and the number of shares offered;
(ii) the price at which such Preferred Stock will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such Preferred Stock; (v) any conversion provisions of such Preferred Stock; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions in the event of a liquidation with the outstanding preferred stock of the Company and each other series of the Preferred Stock. See "Outstanding Preferred Stock" below.

     Dividend Rights. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the right to receive a dividend in respect of the dividend period ending on such dividend payment day will be lost, and the Company shall have no obligation to pay the dividend accrued for that period, whether or not dividends are declared for any future period.

     If the Prospectus Supplement so provides, no full dividends will be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to any other series of preferred stock for any period unless full dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on such other series of preferred stock for the then-current dividend payment period and, if such other preferred stock is cumulative, all other dividend payment periods terminating on or before the date of payment of such full dividends. If the Prospectus Supplement so provides, when dividends are not paid in full upon any series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends with such series of the Preferred Stock, all dividends declared upon such series of the Preferred Stock and any other preferred stock ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of the Preferred Stock and such other preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on such series of the Preferred Stock and such other preferred stock bear to each other. Except as provided in the preceding sentence, unless full dividends, including, in the case of cumulative Preferred Stock, accumulations, if any, in respect of prior dividend payment periods, on all outstanding shares of any series of the Preferred Stock have been paid, no dividends (other than in shares of Common Stock or another stock ranking junior to such series of the Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distributions made upon the Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends. If the Prospectus Supplement so provides, no Common Stock or any other stock of the Company ranking junior to or on a parity with such series of the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to such series of the Preferred Stock as to dividends and upon liquidation).

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of 30-day months, a 360-day year and the actual number of days elapsed in the period.

     Each series of Preferred Stock will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of the Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of Preferred Stock upon liquidation, liquidating distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock are not paid in full, the holders of the Preferred Stock of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled.

     Redemption. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the time, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series.

     The Prospectus Supplement relating to a series of Preferred Stock which is subject to mandatory redemption shall specify the number of shares of such series of Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     Conversion Rights. The Prospectus Supplement for any series of the Preferred Stock will state the terms, if any, on which shares of that series are convertible into shares of Common Stock or another series of preferred stock of the Company. The Preferred Stock will have no preemptive rights.

     Voting Rights. Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, a holder of the Preferred Stock will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Stock, in the event the Company issues full shares of any series of Preferred Stock, each such share will be entitled to one vote on matters on which holders of such series of the Preferred Stock are entitled to vote.

     The affirmative vote or consent of the holders of a majority of the outstanding shares of any series of Preferred Stock (unless the Board of Directors establishes a higher amount), voting as a separate class, will be required for any amendment of the Restated Articles (or any certificate amendatory thereof or supplemental thereto relating to any series of the Preferred Stock) which changes any rights or preferences of such series of Preferred Stock.

     In addition to the foregoing voting rights, under Virginia law as now in effect, the holders of the Preferred Stock will have the voting rights set forth under "General" above with respect to amendments to the Restated Articles which would increase the number of authorized shares of preferred stock of the Company.

     Outstanding Preferred Stock. As of March 3, 1994, the Company had two series of Preferred Stock outstanding, PERCS and ESOP Preferred. The PERCS and the ESOP Preferred rank on a parity with respect to each other and rank senior to the Common Stock with respect to payment of dividends and rights upon liquidation.

     PERCS. Subject to the rights of holders of other classes of stock ranking on a parity with or senior to the PERCS with respect to the payment of dividends which may from time to time be issued by the Company, the owners of the PERCS are entitled to receive, when, as and if the Board of Directors declares a dividend on the PERCS, cumulative preferential cash dividends accruing at the rate of $3.64 per annum or $.91 per quarter for each share of the PERCS. Dividends on the PERCS accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accumulated unpaid dividends will not bear interest.

     On the Mandatory Conversion Date, March 1, 1995, the outstanding PERCS will convert automatically into shares of Common Stock at the Common Equivalent Rate (as described below) in effect on such date and the right to receive an amount in cash equal to all accrued and unpaid dividends on such PERCS, subject to the rights of the Company to call the PERCS for redemption prior to the Mandatory Conversion Date, as described below. The Common Equivalent Rate is initially one share of the Common Stock for each PERCS. The Common Equivalent Rate is subject to adjustment under certain circumstances.

     In addition, (x) immediately prior to the effectiveness of a merger or consolidation of the Company that results in the conversion or exchange of the Common Stock into, or results in holders of the Common Stock having the right to receive, other securities or other property (whether of the Company or any other entity) or (y) immediately prior to the close of business on the business day immediately preceding the distribution date of the Rights associated with the Common Stock, each outstanding share of the PERCS will convert automatically into (i) shares of Common Stock, plus (ii) the right to receive an amount in cash equal to the accrued and unpaid dividends on such PERCS to and including the settlement date, plus (iii) the right to receive an amount in cash initially equal to $4.32, declining by $.00386 on each day following the date of issue of the PERCS to $.23 on January 1, 1995, and equal to zero thereafter. At the option of the Company, it may deliver on the settlement date, in lieu of some or all of the cash amounts described in clauses (i) and (iii) of the preceding sentence, shares of Common Stock.

     The PERCS are not convertible into shares of Common Stock at the option of the holders thereof.

     At any time and from time to time prior to the Mandatory Conversion Date, the Company shall have the right to call, in whole or in part, the outstanding PERCS for redemption and to deliver to the holders thereof in exchange for each such share of the PERCS, a number of shares of Common Stock equal to the call price in effect on the date of redemption divided by the current market price of the Common Stock determined as of the second trading day immediately preceding the notice date, plus an amount in cash equal to any accrued and unpaid dividends to and including the date of redemption.

     In the event of the liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, the holders of the PERCS, after payment or provision for payment of the debts and other liabilities of the Company and before any distribution to the holders of the Common Stock or any other stock ranking junior to the PERCS with respect to distributions upon liquidation, dissolution or winding up, will be entitled to receive, for each share of the PERCS, an amount equal to the sum of (i) the price to public for each share of the PERCS and (ii) all accrued and unpaid dividends thereon, and no more.

     The holders of PERCS do not have voting rights except as required by law and except that (i) upon the failure of the Company to pay dividends on the PERCS in full for six quarterly dividend periods, the holders of the PERCS (together with the holders of all other series of the Preferred Stock having such rights) will be entitled to elect two directors to the Board of Directors until the default is cured and (ii) any amendment of any of the provisions of the Restated Articles which would (A) authorize or create any shares of stock ranking senior to the PERCS as to dividends or as to distributions in the event of the Company's liquidation, dissolution or winding up or (B) alter or change the rights, preferences or limitations of the PERCS so as to affect such rights, preferences or limitations adversely would require the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of the PERCS, voting together as a single voting group with any other series of the Preferred Stock that is (x) affected in the same or substantially similar manner and (y) entitled by law, by the Restated Articles or by resolution of the Board of Directors to vote on such amendment.

     ESOP Preferred Stock. The Board of Directors, by amendment to the Restated Articles effective June 27, 1989, established 1,750,000 shares of ESOP Preferred. The ESOP Preferred is issuable only to the trustee of the Olin Corporation Contributing Employee Ownership Plan, which purchased 1,298,195 shares of such stock on June 29, 1989. The ESOP Preferred has a liquidation value of $77.03 per share (plus accrued and unpaid dividends) and cumulative annual dividends of $5.97 per share. Subject to Virginia law, each share of ESOP Preferred is currently entitled to one vote and is voted with the Common Stock as a single class on matters submitted to a vote of the Company's shareholders. Each share of ESOP Preferred is convertible into not less than one share of Common Stock, subject to anti-dilutive adjustments. The ESOP Preferred may be redeemed at the option of the Company after July 1, 1994, or at the option of the trustee of such Plan under certain circumstances (including upon payment of withdrawing Plan participant accounts or if required to meet ESOP debt payments). The Company may pay the redemption price with cash, marketable securities or shares of Common Stock or in any combination of the foregoing. Currently, the Company intends to redeem the ESOP Preferred solely with shares of Common Stock whenever mandatory redemptions occur as a result of Plan participants withdrawing their accounts.

     Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of the Preferred Stock will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

Common Stock

     Holders of Common Stock are entitled to dividends as declared by the Board of Directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of Preferred Stock then outstanding. Holders of Common Stock are entitled to one vote per share and may not cumulate votes for the election of directors. Holders of Common Stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive pro rata all the remaining assets of the Company available for distribution, after satisfaction of the prior preferential rights of the Preferred Stock and the satisfaction of all debts and liabilities of the Company.

     The Transfer Agent and Registrar for the Common Stock is Chemical Bank.

CERTAIN PROVISIONS OF THE RESTATED ARTICLES AND BY-LAWS

     The Board of Directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of Directors may not exceed 18. Special meetings of shareholders may be called only by the Board of Directors, designated officers or the holders of a majority of the shares entitled to vote at the special meeting. Directors may be removed only with cause, and vacancies on the Board of Directors, including any vacancy created by an increase in the number of Directors, may be filled only by the Board of Directors unless the vacancy is to be filled at an annual meeting of shareholders. The By-Laws require that advance notice of nominees for election as Directors to be made by a shareholder be given to the Secretary of the Company, together with certain specified information, no later than 90 days before an annual meeting of shareholders or seven days following notice of a special meeting of shareholders for the election of Directors. The provisions of the Restated Articles and By-Laws described above may, in certain circumstances, make more difficult or discourage a takeover of the Company.

COMMON STOCK PURCHASE RIGHTS

     On February 27, 1986, the Company distributed one Common Stock purchase right ("Right") for each outstanding share of Common Stock to the shareholders of record on March 10, 1986. Unless the Board of

Directors directs otherwise, one Right will be issued with respect to each share of Common Stock that becomes outstanding prior to the occurrence of certain potential change-in-control events. The Rights become exercisable upon certain potential change-in-control events. When exercisable and upon the occurrence of certain events, the Rights entitle holders to purchase shares of Common Stock at a substantial discount. Exercise of the Rights will cause substantial dilution to a person or group attempting to acquire control of the Company without the approval of the Board of Directors. Except under certain circumstances, the Board of Directors may cause the Company to redeem the Rights in whole, but not in part, at a price of $.05 per Right. The Rights will not interfere with any merger or other business combination approved by the Board of Directors. The Rights expire on February 27, 1996, if not redeemed earlier. The Rights have no voting or dividend privileges. Until such time as the Rights become exercisable, they are attached to and do not trade separately from the Common Stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summary of certain provisions of the Securities Warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Securities Warrant Agreements.

     Reference is made to the Prospectus Supplement relating to the particular issue of Securities Warrants offered thereby for the terms of such Securities Warrants, including, where applicable: (i) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of Securities Warrants to purchase Debt Securities and the price at which such Debt Securities may be purchased upon such exercise;
(ii) the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of Preferred Stock purchasable upon exercise of Securities Warrants to purchase shares of Preferred Stock and the price at which such number of shares of Preferred Stock of such series may be purchased upon such exercise; (iii) the number of shares of Common Stock purchasable upon the exercise of Securities Warrants to purchase shares of Common Stock and the price at which such number of shares of Common Stock may be purchased upon such exercise; (iv) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (v) United States Federal income tax consequences applicable to such Securities Warrants; and (vi) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock and Common Stock will be offered and exercisable for U.S. dollars only. Securities Warrants will be issued in registered form only. The exercise price for Securities Warrants will be subject to adjustment in accordance with the applicable Prospectus Supplement.

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock or Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such Prospectus Supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the Prospectus Supplement relating to such Securities Warrants.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     Olin may sell the Offered Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or a limited number of institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the price of the Offered Securities and the net proceeds to Olin from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of any Offered Securities in respect of which this Prospectus is delivered, the Company will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

     Offered Securities may be sold directly by Olin to one or more institutional purchasers, or through agents designated by Olin from time to time at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the Offered Securities will be named, and any commissions payable by Olin to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, Olin will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from Olin at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with Olin to indemnification by Olin against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with or perform services for Olin in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the issuance of the Offered Securities offered hereby will be passed upon for the Company by Johnnie M. Jackson, Jr., Esq., General
Counsel -- Corporate Resources and Secretary of the Company. Cravath Swaine & Moore, New York, may also act as counsel for the Company and in certain cases may represent the underwriters of any Offered Securities. Mr. Jackson and Cravath, Swaine & Moore may rely as to matters of Virginia law upon the opinion of Hunton & Williams, Richmond, Virginia. Each of Hunton & Williams and Cravath, Swaine & Moore has in the past represented and continues to represent the Company in other matters on a regular basis.

                                    EXPERTS

     The Company's consolidated financial statements and schedules as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 incorporated by reference herein have been incorporated herein in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick refer to a change in accounting for postretirement benefits other than pensions and income taxes in 1992.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

    Filing Fee for Registration Statement................................   $    112,069
    Accounting Fees and Expenses.........................................         10,000
    Blue Sky Fees and Expenses...........................................          5,000
    Legal Fees and Expenses..............................................         68,000
    Printing and Engraving Fees..........................................          7,500
    Rating Agency Fees...................................................         27,500
    Trustee Fees and Expenses............................................          5,500
    Miscellaneous........................................................         23,557
                                                                            ------------
                                                                            $    259,126
                                                                            ------------
                                                                            ------------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Virginia Stock Corporation Act permits, and Olin's By-Laws require, indemnification of Olin's directors, officers and employees in a variety of circumstances. Under Sections 13.1-697 and 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. Olin's By-Laws require indemnification of directors, officers and employees with respect to certain liabilities, expenses, and other amounts imposed upon such persons by reason of having been directors, officers or employees if such persons acted in good faith and believed that their conduct was in the best interests of Olin or related entity. Also, Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding.

     Directors and officers of Olin are insured, subject to policy limits and certain exclusions and limitations and to the extent not otherwise indemnified by Olin, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse Olin for liability incurred in the indemnification of its directors and officers under common or statutory laws or the By-Laws, subject to the terms, conditions and exclusions of the policy. In addition, directors and officers and other employees of Olin who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974, are insured with respect to liabilities under such Act.

ITEM 16.  EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement:

     1(a)   --  Form of Underwriting Agreement (incorporated by reference to Exhibit 1 to
                Registrant's Registration Statement on Form S-3 (No. 33-4479)).
     1(b)   --  Form of Distribution Agreement.
     3(a)   --  Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Registrant's Annual Report on Form 10-K
                for 1992).
     3(b)   --  By-laws of Olin Corporation, as amended, effective March 1, 1994 (incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K
                for 1993).
     4(a)   --  Form of Indenture for Subordinated Securities.

     4(b)   --  Indenture, dated as of June 15, 1992, between Olin Corporation and Chemical
                Bank (incorporated by reference to Exhibit 4(a) to the Registrant's Current
                Report on Form 8-K dated June 15, 1992).
     4(c)   --  Supplemental Indenture, dated as of March 18, 1994, between Olin Corporation and Chemical Bank.
     4(d)   --  Form of Senior Note (incorporated by reference to Exhibit 4(d) to Registrant's
                Amendment No. 1 to Registration Statement on Form S-3 (No. 33-4479)).
     4(e)   --  Form of Senior Debenture (incorporated by reference to Exhibit 4(e) to
                Registrant's Amendment No. 1 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(f)   --  Form of Senior Discounted Security (incorporated by reference to Exhibit 4(f)
                to Registrant's Amendment No. 1 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(g)   --  Form of Senior Zero Coupon Security (incorporated by reference to Exhibit 4(g)
                to Registrant's Amendment No. 1 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(h)   --  Form of Senior Extendible Note (incorporated by reference to Exhibit 4(h) to
                Registrant's Amendment No. 1 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(i)   --  Form of Subordinated Note (incorporated by reference to Exhibit 4(j) to
                Registrant's Amendment No. 2 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(j)   --  Form of Subordinated Debenture (incorporated by reference to Exhibit 4(k) to
                Registrant's Amendment No. 2 to Registration Statement on Form S-3 (No.
                33-4479)).
     4(k)   --  Form of Subordinated Discounted Security (incorporated by reference to Exhibit
                4(l) to Registrant's Amendment No. 2 to Registration Statement on Form S-3
                (No. 33-4479)).
     4(l)   --  Form of Subordinated Zero Coupon Security (incorporated by reference to
                Exhibit 4(m) to Registrant's Amendment No. 2 to Registration Statement on Form
                S-3 (No. 33-4479)).
     4(m)   --  Form of Subordinated Extendible Note (incorporated by reference to Exhibit
                4(n) to Registrant's Amendment No. 2 to Registration Statement on Form S-3
                (No. 33-4479)).
     4(n)   --  Form of Certificated Medium Term Note (Floating Rate).
     4(o)   --  Form of Certificated Medium Term Note (Fixed Rate).
     4(p)   --  Form of Book-Entry Medium Term Note (Floating Rate).
     4(q)   --  Form of Book-Entry Medium Term Note (Fixed Rate).
     4(r)   --  Form of Certificated Subordinated Medium Term Note (Floating Rate).
     4(s)   --  Form of Certificated Subordinated Medium Term Note (Fixed Rate).
     4(t)   --  Form of Book-Entry Subordinated Medium Term Note (Floating Rate).
     4(u)   --  Form of Book-Entry Subordinated Medium Term Note (Fixed Rate).
     4(v)   --  Articles of Amendment to Restated Articles of Incorporation of Olin
                Corporation designating the Series A Preferred Stock (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-3 (File No.
                33-44265) of Olin Corporation.
     4(w)   --  Articles of Amendment to Restated Articles of Incorporation of Olin
                Corporation designating the ESOP Preferred Shares, par value $1 per share
                (incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989).
     4(x)   --  Rights Agreement, dated as of February 27, 1986, between Olin Corporation and
                Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated February 28, 1986, covering Common Stock
                Purchase Rights).
     4(y)   --  Form of Certificate for shares of Common Stock.
     4(z)   --  Form of Articles of Amendment to Restated Articles of Incorporation of Olin
                Corporation designating a Series of Preferred Stock (to be filed).
     4(aa)  --  Form of Certificate for shares of Preferred Stock.
     4(bb)  --  Form of Debt Warrant Agreement (to be filed).
     4(cc)  --  Form of Debt Warrant (included as Exhibit A to form of Debt Warrant Agreement)
                (to be filed).
     4(dd)  --  Form of Preferred Stock Warrant Agreement (to be filed).
     4(ee)  --  Form of Preferred Stock Warrant (included as Exhibit A to form of Preferred
                Stock Warrant Agreement) (to be filed).
     4(ff)  --  Form of Common Stock Warrant Agreement (to be filed).

     4(gg)  --  Form of Common Stock Warrant (included as Exhibit A to form of Common Stock
                Warrant Agreement) (to be filed).
     5      --  Opinion of Johnnie M. Jackson, Jr., Esq., General Counsel -- Corporate
                Resources and Secretary of the Company.
    12(a)   --  Computation of Consolidated Ratio of Earnings to Combined Fixed Charges and
                Preferred Stock Dividends.
    12(b)   --  Computation of Consolidated Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 of Registrant's Annual Report on Form 10-K for
                1993).
    23(a)   --  Consent of KPMG Peat Marwick.
    23(b)   --  Consent of Johnnie M. Jackson, Jr., Esq., General Counsel -- Corporate
                Resources and Secretary of the Company (included as part of Exhibit 5).
    24      --  Powers of Attorney (included as part of signature pages to this Registration
                Statement).
    25      --  Form T-1 Statement of Eligibility and Qualification of Trustee under the Trust
                Indenture Act of 1939 for Chemical Bank.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to
        Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 28, 1994.

                                          OLIN CORPORATION

                                          By        JOHN W. JOHNSTONE, JR.

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of OLIN CORPORATION, hereby severally constitute and appoint the Chairman of the Board and Chief Executive Officer, any Vice President and the Secretary of Olin, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, to execute in our name and behalf any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Witness our hands on the 28th day of February, 1994.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of February, 1994.

              SIGNATURE                                         TITLE
- -------------------------------------    ----------------------------------------------------
       JOHN W. JOHNSTONE, JR.            Chairman of the Board, President, Chief Executive
- -------------------------------------    Officer and Director (Principal Executive Officer)
       John W. Johnstone, Jr.
         ROBERT R. FREDERICK             Director
- -------------------------------------
         Robert R. Frederick
          DONALD W. GRIFFIN              Director
- -------------------------------------
          Donald W. Griffin
         WILLIAM W. HIGGINS              Director
- -------------------------------------
         William W. Higgins
         ROBERT HOLLAND, JR.             Director
- -------------------------------------
         Robert Holland, Jr.
      H. WILLIAM LICHTENBERGER           Director
- -------------------------------------
      H. William Lichtenberger

              SIGNATURE                                         TITLE
- -------------------------------------    ----------------------------------------------------
           JACK D. KUEHLER               Director
- -------------------------------------
           Jack D. Kuehler
      G. JACKSON RATCLIFFE, JR.          Director
- -------------------------------------
      G. Jackson Ratcliffe, Jr.
           WILLIAM L. READ               Director
- -------------------------------------
           William L. Read
          JOHN P. SCHAEFER               Director
- -------------------------------------
          John P. Schaefer
            IRVING SHAIN                 Director
- -------------------------------------
            Irving Shain
                                         Director
- -------------------------------------
       Eugene F. Williams, Jr.
                                         Director
- -------------------------------------
           Robert L. Yohe
           JAMES A. RIGGS                Senior Vice President and Chief Financial Officer
- -------------------------------------    (Principal Financial Officer)
           James A. Riggs
         EMANUEL J. DITERESI             Vice President and Controller (Principal Accounting
- -------------------------------------    Officer)
         Emanuel J. DiTeresi

                                 EXHIBIT INDEX

                                                                                       SEQUENTIALLY
EXHIBIT NO.                                  DESCRIPTION                               NUMBERED PAGE
- -----------       -----------------------------------------------------------------    -------------
    1(a)     --   Form of Underwriting Agreement (incorporated by reference to
                  Exhibit 1 to Registrant's Registration Statement on Form S-3 (No.
                  33-4479))........................................................
    1(b)     --   Form of Distribution Agreement...................................
    3(a)     --   Restated Articles of Incorporation of the Registrant, as amended
                  (incorporated by reference to Exhibit 3(a) to the Registrant's
                  Annual Report on Form 10-K for 1992).............................
    3(b)     --   By-laws of Olin Corporation, as amended, effective March 1, 1994
                  (incorporated by reference to Exhibit 3(b) to the Registrant's
                  Annual Report on Form 10-K for 1993).............................
    4(a)     --   Form of Indenture, for Subordinated Securities...................
    4(b)     --   Indenture, dated as of June 15, 1992, between Olin Corporation and Chemical Bank (incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated June 15,
                  1992)............................................................
    4(c)     --   Supplemental Indenture, dated as of March 18, 1994, between Olin
                  Corporation and Chemical Bank....................................
    4(d)     --   Form of Senior Note (incorporated by reference to Exhibit 4(d) to
                  Registrant's Amendment No. 1 to Registration Statement on Form
                  S-3 (No. 33-4479))...............................................
    4(e)     --   Form of Senior Debenture (incorporated by reference to Exhibit
                  4(e) to Registrant's Amendment No. 1 to Registration Statement on
                  Form S-3 (No. 33-4479))..........................................
    4(f)     --   Form of Senior Discounted Security (incorporated by reference to
                  Exhibit 4(f) to Registrant's Amendment No. 1 to Registration
                  Statement on Form S-3 (No. 33-4479)).............................
    4(g)     --   Form of Senior Zero Coupon Security (incorporated by reference to
                  Exhibit 4(g) to Registrant's Amendment No. 1 to Registration
                  Statement on Form S-3 (No. 33-4479)).............................
    4(h)     --   Form of Senior Extendible Note (incorporated by reference to
                  Exhibit 4(h) to Registrant's Amendment No. 1 to Registration
                  Statement on Form S-3 (No. 33-4479)).............................
    4(i)     --   Form of Subordinated Note (incorporated by reference to Exhibit
                  4(j) to Registrant's Amendment No. 2 to Registration Statement on
                  Form S-3 (No. 33-4479))..........................................
    4(j)     --   Form of Subordinated Debenture (incorporated by reference to
                  Exhibit 4(k) to Registrant's Amendment No. 2 to Registration
                  Statement on Form S-3 (No. 33-4479)).............................
    4(k)     --   Form of Subordinated Discounted Security (incorporated by
                  reference to Exhibit 4(l) to Registrant's Amendment No. 2 to
                  Registration Statement on Form S-3 (No. 33-4479))................
    4(l)     --   Form of Subordinated Zero Coupon Security (incorporated by reference to Exhibit 4(m) to Registrant's Amendment No. 2 to
                  Registration Statement on Form S-3 (No. 33-4479))................
    4(m)     --   Form of Subordinated Extendible Note (incorporated by reference to Exhibit 4(n) to Registrant's Amendment No. 2 to Registration
                  Statement on Form S-3 (No. 33-4479)).............................

                                                                                       SEQUENTIALLY
EXHIBIT NO.                                  DESCRIPTION                               NUMBERED PAGE
- -----------       -----------------------------------------------------------------    -------------
    4(n)     --   Form of Certificated Medium Term Note (Floating Rate)............
    4(o)     --   Form of Certificated Medium Term Note (Fixed Rate)...............
    4(p)     --   Form of Book-Entry Medium Term Note (Floating Rate)..............
    4(q)     --   Form of Book-Entry Medium Term Note (Fixed Rate).................
    4(r)     --   Form of Certificated Subordinated Medium Term Note (Floating
                  Rate)............................................................
    4(s)     --   Form of Certificated Subordinated Medium Term Note (Fixed
                  Rate)............................................................
    4(t)     --   Form of Book-Entry Subordinated Medium Term Note (Floating
                  Rate)............................................................
    4(u)     --   Form of Book-Entry Subordinated Medium Term Note (Fixed Rate)....
    4(v)     --   Articles of Amendment to Restated Articles of Incorporation of
                  Olin Corporation designating the Series A Preferred Stock
                  (incorporated by reference to Exhibit 4(c) to the Registration
                  Statement on Form S-3 (File No. 33-44265) of Olin Corporation....
    4(w)     --   Articles of Amendment to Restated Articles of Incorporation of
                  Olin Corporation designating the ESOP Preferred Shares, par value
                  $1 per share (incorporated by reference to Exhibit 4 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarter ended
                  June 30, 1989)...................................................
    4(x)     --   Rights Agreement, dated as of February 27, 1986, between Olin
                  Corporation and Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 1 to the Registrant's Form 8-A dated
                  February 28, 1986, covering Common Stock Purchase Rights)........
    4(y)     --   Form of Certificate for shares of Common Stock...................
    4(z)     --   Form of Articles of Amendment to Restated Articles of
                  Incorporation of Olin Corporation designating a Series of
                  Preferred Stock (to be filed).
   4(aa)     --   Form of Certificate for shares of Preferred Stock................
   4(bb)     --   Form of Debt Warrant Agreement (to be filed).....................
   4(cc)     --   Form of Debt Warrant (included as Exhibit A to form of Debt
                  Warrant Agreement) (to be filed).................................
   4(dd)     --   Form of Preferred Stock Warrant Agreement (to be filed)..........
   4(ee)     --   Form of Preferred Stock Warrant (included as Exhibit A to form of
                  Preferred Stock Warrant Agreement) (to be filed).................
   4(ff)     --   Form of Common Stock Warrant Agreement (to be filed).............
   4(gg)     --   Form of Common Stock Warrant (included as Exhibit A to form of
                  Common Stock Warrant Agreement) (to be filed)....................
       5     --   Opinion of Johnnie M. Jackson, Jr., Esq., General
                  Counsel -- Corporate Resources and Secretary of the Company......
   12(a)     --   Computation of Consolidated Ratio of Earnings to Combined Fixed
                  Charges and Preferred Stock Dividends............................
   12(b)     --   Computation of Consolidated Ratio of Earnings to Fixed Charges
                  (incorporated by reference to Exhibit 12 of Registrant's Annual
                  Report on Form 10-K for 1993)....................................
   23(a)     --   Consent of KPMG Peat Marwick.....................................
   23(b)     --   Consent of Johnnie M. Jackson, Jr., Esq., General
                  Counsel -- Corporate Resources and Secretary of the Company
                  (included as part of Exhibit 5)..................................

                                                                                       SEQUENTIALLY
EXHIBIT NO.                                  DESCRIPTION                               NUMBERED PAGE
- -----------       -----------------------------------------------------------------    -------------
      24     --   Powers of Attorney (included as part of signature pages to this
                  Registration Statement)..........................................
      25     --   Form T-1 Statement of Eligibility and Qualification of Trustee
                  under the Trust Indenture Act of 1939 for Chemical Bank..........